UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METHANEX CORPORATION
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Suite 1800, 200 Burrard Street Vancouver, British Columbia, Canada (Address of Principal Executive Offices)	V6C 3M1 (Zip Code)

STOCK OPTION PLAN 2017
(Full title of the plan)

CT Corporation System
111 8th Avenue
New York, NY 10011
(Name and address of agent for service)

Tel: (212) 590-9070
(Telephone number, including area code, of agent for service)

COPIES TO:

Herbert (Herb) I. Ono
McMIllan LLP
1500-1055 West Georgia Street
Vancouver, British Columbia Canada V7E 4N7
604-689-9111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	3,000,000 shares	$44.7125 per share	$134,137,500	$15,546.54

(1)	This Registration Statement covers shares of our common stock, without par value, issuable pursuant to stock options and other equity incentive awards under our Stock Option Plan 2017.
(2)

We previously registered 5,250,000 shares of our common stock issuable pursuant to stock options under our Stock Option Plan 2006 on a Registration Statement on Form S-8 (Registration No. 333-141833), and a further 1,150,000 shares of our common stock issuable pursuant to stock options under our Stock Option Plan 2012 on a Registration Statement on Form S-8 (Registration No. 333-194850). Our Stock Option Plan 2006 and our Stock Option Plan 2012 have been amended and restated by our Stock Option Plan 2017. This Registration Statement shall also cover an indeterminable number of additional shares which may become issuable under the Stock Option Plan 2017 by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)

The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock of $44.7125 per share, as reported on the NASDAQ Global Market on April 27, 2017.

(4)

The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

__________

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to a maximum of 3,000,000 shares of common stock, without par value, issuable directly by Methanex Corporation ("we" or the "Company") under the Stock Option Plan 2017 (the "Stock Option Plan"), or pursuant to the exercise of options or other awards that have been or may be granted under the Stock Option Plan. We previously registered: (a) 5,250,000 shares of our common stock issuable pursuant to stock options under our Stock Option Plan 2006 (the "2006 Plan") on a Registration Statement on Form S-8 (Registration No. 333-141833); and (b) a further 1,150,000 shares of our common stock issuable pursuant to stock options under our Stock Option Plan 2012 (the "2012 Plan") on a Registration Statement on Form S-8 (Registration No. 333-194850). Our 2006 Plan and our 2012 Plan have been amended and restated by our Stock Option Plan.

The information set forth in our prior Registration Statements on Form S-8 as listed above (Registration Nos. 333-141833 and 333-194850), filed with the Securities and Exchange Commission are incorporated by reference herein and made a part hereof.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.                      Plan Information

The information required by Item 1 is included in documents made available to participants in the Methanex Corporation Stock Option Plan 2017 (the "Stock Option Plan") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.                      Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the Stock Option Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act, as amended. The Company will provide to the participants of the Stock Option Plan a written statement advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference herein, as required by Item 2 of Part I of Form S-8. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to Stock Option Plan participants pursuant to Rule 428(b). The statement shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

(a)   The Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2016 (the "Annual Report") filed with the Commission on March 7, 2017 under Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report; and

(c)   The description of the Company's common shares contained in the section entitled "Capital Structure" on page 22 of the Company's Annual Information Form for the year ended December 31, 2016, filed as Exhibit 99.1 to the Annual Report.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference into this Registration Statement and will be deemed to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.                      Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the "CBCA"), which governs our Company, except in respect of an action by or on behalf of a corporation or other entity to procure a judgment in its favor, a corporation may indemnify a present or former director or officer of such corporation or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity and provided that such individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer (or other individual as described above) is entitled to indemnification from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by such individual in connection with the defense of a civil, criminal, administrative, investigative or other proceeding to which he or she is made a party because of their association with the corporation or other entity if such individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and has fulfilled the conditions set forth above.

In accordance with and subject to the CBCA, the by-laws of the Company provide that except in respect of any action by or on behalf of the Company to procure a judgment in its favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company's request as a director or officer of a body corporate, or an individual acting in a similar capacity, or another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Company or such body corporate, if the director or officer (a) acted honestly and in good faith with a view of the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The Company has also entered into indemnity agreements with its directors and officers which provide substantially the same rights as provided for in the CBCA.

The Company maintains directors' and officers' liability insurance which insures the directors and officers of the Company and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
4.1	Stock Option Plan 2017.(1)
5.1	Legal Opinion of McMillan LLP.(1)
23.1	Consent of McMillan LLP.(2)
23.2	Consent of KPMG LLP.(1)
24.1	Power of Attorney (Included in Signature Page).

(1)       Filed as an exhibit to this Registration Statement on Form S-8.

(2)       Included in Exhibit 5.1

Item 9.                      Undertakings.

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)       to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)       to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

2.       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.       To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

__________

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 2nd day of May, 2017.

METHANEX CORPORATION By: /s/ Ian Cameron Ian Cameron Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian Cameron as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ John Floren John Floren	President and Chief Executive Officer (Principal Executive Officer) and a director	May 2, 2017
/s/ Ian Cameron Ian Cameron	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 2, 2017
/s/ Bruce Aitken Bruce Aitken	Director	May 2, 2017
/s/ Douglas Arnell Douglas Arnell	Director	May 2, 2017
/s/ Howard Balloch Howard Balloch	Director	May 2, 2017
/s/ Phillip Cook Phillip Cook	Director	May 2, 2017
/s/ Thomas Hamilton Thomas Hamilton	Director and Chairman of the Board	May 2, 2017
/s/ Robert Kostelnik Robert Kostelnik	Director	May 2, 2017
/s/ Douglas Mahaffy Douglas Mahaffy	Director	May 2, 2017
/s/ A. Terence Poole A. Terence Poole	Director	May 2, 2017
/s/ Janice Rennie Janice Rennie	Director	May 2, 2017
/s/ Margaret Walker Margaret Walker	Director	May 2, 2017
/s/ Benita Warmbold Benita Warmbold	Director	May 2, 2017

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned solely as the duly authorized representative of Methanex Corporation in the United States on the 2nd day of May, 2017.

METHANEX METHANOL COMPANY, LLC

By:
       /s/ Belinda Seales
       Belinda Seales, Manager

__________